Exhibit 23 (j) under For N-1A
Exhibit 23 under Item 601/ Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 48 to the Registration Statement (Form N-1A, No. 2-74191) of Federated Government Income Securities, Inc., and to the incorporation by reference of our report, dated April 17, 2008, on Federated Government Income Securities, Inc., included in the Annual Shareholder Report for the fiscal year ended February 29, 2008.

Ernst & Young LLP

Boston, Massachusetts
June 24, 2008